For Additional Information:
Haug Scharnowski, Vice President Corporate Relations
763-535-8333
hscharnowski@navarre.com
NAVARRE CORPORATION APPOINTS CARY L. DEACON
TO ITS BOARD OF DIRECTORS
MINNEAPOLIS, MN —January 29, 2007 — Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of physical and digital home entertainment and multimedia products, today announced the appointment of Cary L. Deacon, its Chief Executive Officer, to serve as a Director on the Company’s Board of Directors.
Commenting on the appointment, Eric Paulson, Executive Chairman of Navarre Corporation, noted “Cary’s appointment adds not only a wealth of operational expertise to the Board, it also brings additional public company experience. I am confident in Cary’s executive and leadership talent and look forward to his future contributions to the Board of Directors.”
Under the Company’s bylaws, Mr. Deacon will serve as a Director until the next annual shareholders’ meeting, at which time he will stand for election by the shareholders.
About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, CD audio, DVD video, video games and accessories. Since its founding in 1983, the Company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The Company currently provides its products to over 19,000 retail and distribution center locations throughout the United States and Canada. Navarre has expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore, BCI, and FUNimation. For more information, please visit the Company’s web site at http://www.navarre.com.